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                                                                      EXHIBIT 21


                    SUBSIDIARIES OF CCA PRISON REALTY TRUST


First-Tier:

U.S. Corrections Corporation, a Kentucky corporation
Agecroft Property, Inc., a Tennessee corporation
Prison Realty Management, Inc., a Tennessee corporation


Second-Tier:

USCC, Inc., a Kentucky corporation


Third-Tier:

Queensgate Correctional Center, Inc., a Kentucky corporation
U.S. Corrections Leasing (NC) Avery/Mitchell Facility, Inc., a North Carolina
  corporation
U.S. Corrections Leasing (NC) Pamlico Facility, Inc., a North Carolina corporation